Schedule A

FIRST INVESTORS EQUITY FUNDS

Global Fund Special Situations Fund Total Return Fund Select Growth Fund Growth & Income Fund Opportunity Fund Equity Income Fund International Fund Real Estate Fund Schedule updated: April 6 , 2015